Exhibit (10)(iii)(A)(2.3)

AMENDMENT TO CINCINNATI BELL INC.

DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

The Cincinnati Bell Inc. Deferred Compensation Plan for Outside Directors (the “Plan”) is hereby amended, effective as of January 1, 2006 and in order to permit the Board of Directors of Cincinnati Bell Inc. (the “Company”) discretion to set the number of annual “phantom” Company common share credits made to a Plan participant’s account under the Plan for 2006 and subsequent years so that such Board can better ensure that the equity-based compensation provided the Company’s non-employee directors is competitive with the equity-based compensation provided by comparable companies to their non-employee directors, by amending Section 4.1.4 of the Plan in its entirety to read as follows.

4.1.4 In its discretion but subject to other terms of this Plan, the Board may, as of any business day that occurs in 2006 or any subsequent calendar year (each such day referred to in this Section 4.1.4 as a “credit day”), credit to the Account of each Participant who is an Outside Director on such credit day an amount equal to the value on such credit day of a number of Cincinnati Bell Shares that is set by the Board. The Board shall exercise its discretion in crediting amounts to the Accounts of Participants who are Outside Directors pursuant to the immediately preceding sentence with the intent that such credited amounts, together with other compensation that is either paid in the form of Common Shares has its value determined in relation to the value of Common Shares (such credited amounts and such other compensation referred to in this sentence as “equity-based compensation”) and taking into account the Fair Market Value of a Common Share when crediting or providing any such equity-based compensation, provide equity-based compensation for the Company’s Outside Directors that each year is approximately equal to the median level of the value of equity-based compensation provided by a group of comparable peer group companies to their non-employee directors. Amounts credited to a Participant’s Account under this Section 4.1.4 shall be assumed to be invested at all times exclusively in Cincinnati Bell Shares.

IN ORDER TO EFFECT THE FOREGOING CHANGES TO THE PLAN, the Plan’s sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.

CINCINNATI BELL

By:	/s/ Christopher J. Wilson

Title:	Vice President and General Counsel

Date:	February 25, 2008